[Footstar Logo]

Investor Contact: Carlos Alberini             Media Contact: Wendi Kopsick
                  Sr. Vice President & CFO                   Jim Fingeroth
                  Kathy Guinnessey                           Kekst and Company
                  Vice President, Finance                    (212) 521-4800
                  Footstar, Inc.
                  (201) 760-4008

                              FOR IMMEDIATE RELEASE

        FOOTSTAR REPORTS STRONG 1999 FOURTH QUARTER AND FULL YEAR RESULTS
                  AND ANNOUNCES FIFTH SHARE REPURCHASE PROGRAM

                  --    Fourth   Quarter   Diluted   EPS,   before
                        restructuring  and other one-time charges,
                        Increased 32.3% to $0.82 from $0.62 --

                  - Company Completes Fourth Share Repurchase Program and Announces Fifth Program for up to 10% of Shares Outstanding -


MAHWAH, NEW JERSEY, February 16, 2000--Footstar, Inc. (NYSE:FTS) today announced its financial results for the fourth quarter and full year ended January 1, 2000, as well as the authorization of a fifth share repurchase program.

Fourth Quarter Results
----------------------

For the fourth quarter, net income from continuing operations before restructuring and other one-time charges increased 13.9% to $17.2 million, from net income from continuing operations of $15.1 million in the fourth quarter of 1998. On a diluted per share basis, net income from continuing operations before charges rose 32.3% to $0.82 from $0.62 in the year ago quarter, partially reflecting the benefits of the Company's share repurchase program.

Operating profit for the fourth quarter of 1999 before restructuring and other one-time charges amounted to $50.9 million, a 12.6% increase from operating profit of $45.2 million for the fourth quarter of 1998.

Net sales for the fourth quarter declined 0.3% to $491.7 million from $493.0 million for the comparable quarter last year. The Company's same store sales for the quarter decreased 0.2%. Meldisco's same store sales increased 1.8%, while Footaction's same store sales decreased 4.4% during the quarter.

The Company recorded a net reversal of restructuring and asset impairment charges of $1.8 million in the fourth quarter. This includes total reversals of $9.9 million related to previously recorded non-recurring charges, net of an $8.1 million asset impairment charge related to 44 unprofitable Footaction stores, whose fixed assets were assessed as unrecoverable. Including restructuring and other one-time charges, income from continuing operations for the 1999 fourth quarter amounted to $18.4 million, or diluted earnings per share of $0.88, compared to a loss from continuing operations of $7.6 million, or a diluted loss of $0.31 per share, in the same 1998 period. Finally, in the fourth quarter of 1999, the Company reversed an additional $3.8 million of the discontinued operations reserve balance recorded in 1996. After the effect of this reversal, net income for the fourth quarter of 1999 reached $20.8 million, or diluted earnings of $0.99 per share.

Mickey Robinson, Chairman and Chief Executive Officer, commented, "We are very pleased with Footstar's performance in the fourth quarter and fiscal year 1999, which is highlighted by the significant increases we achieved in diluted earnings per share. The results were driven by the strength of our Meldisco business, where operating profit, before restructuring and other one-time charges, rose 29.7% for the quarter and 22.9% for the year, as well as by our ongoing share repurchase program.

"During the quarter, Meldisco achieved sales gains across all categories, despite the unseasonably warm weather, which slowed sales of winter-related product. Our branding strategy continues to differentiate our Shoemart departments in the discount marketplace, and, in particular, our Thom McAn line continues to generate stellar results. In addition, a favorable sales mix consisting of a higher proportion of full-price sales further contributed to the earnings increase.

"Footaction's performance continued to reflect difficult conditions in the athletic footwear and apparel sector. While same store footwear sales increased during the quarter and year, lower sales of apparel, sluggish demand for Jordan-related product and intense promotional activity led to a decline in operating profit. Footaction's results did have the benefit of the restructuring initiatives we implemented this year, including the closure of underperforming stores and the re-allocation of our merchandise mix to reduce square footage devoted to apparel, while increasing space dedicated to women's and children's footwear.

"As we look ahead, we believe Meldisco is positioned for another year of healthy growth. The Thom McAn brand continues to offer excellent potential, and we recently acquired the license for a new brand, Everlast, which gives us a recognizable athletic footwear brand that will be marketed in our footwear departments. At Footaction, we expect the first half of the year to continue to be challenging, in large part reflecting reduced demand for Jordan-related product. However, we are optimistic that back-to-school programs and ongoing consolidation of square footage in the industry will result in improved performance beginning in the second half of the year," Mr. Robinson said.

Full Year 1999
--------------

For the fiscal year 1999, net income from continuing operations before restructuring and other one-time charges increased 7.7% to $60.5 million from net income of $56.2 million. On a per share basis, diluted earnings from continuing operations rose 24.9% to $2.76 from $2.21 in 1998.

Operating profit for 1999 before restructuring and other one-time charges amounted to $153.9 million, a 10.7% increase from operating profit of $139.0 million for 1998.

Including the impact of net reversals of restructuring and other one-time charges, net income from continuing operations for 1999 was $63.4 million, or diluted earnings of $2.89 per share, compared to net income from continuing operations of $33.5 million, or $1.32 per share in 1998. Including the reversal of the discontinued operations reserve in the fourth quarter, net income for 1999 was $65.8 million, or diluted earnings of $3.00 per share.

Net sales for the fiscal year increased 2.8% to $1,880.0 million from $1,829.1 million in 1998. The Company's same store sales for the fiscal year rose 1.4%. Meldisco's same store sales increased 4.0%, while Footaction's decreased 3.4%.

Share Repurchase Programs
-------------------------

The Company also announced today that its Board of Directors has authorized a stock repurchase program of up to 10% of the shares of common stock outstanding, or approximately 2,010,000 shares to be purchased from time to time in the open market.

During the fourth quarter of 1999, the Company repurchased 719,500 shares of its stock at an average price of $31.95 per share, for an aggregate purchase amount of $23.0 million. Total stock repurchased in the 1999 fiscal year amounted to 3,441,475 shares at an average price per share of $30.38, for an aggregate purchase amount of $104.6 million. In January 2000, the Company repurchased the 199,700 shares remaining under the fourth repurchase program. Since becoming a public company in October 1996, through the end of January 2000, Footstar had repurchased a total of 10.7 million shares, representing approximately 35% of the total shares outstanding at the time of its spin-off from Melville Corporation, now known as CVS Corporation. The average price paid per share under the Company's four buyback programs was $29.00, for an aggregate purchase amount of $310.6 million.

Commenting on the repurchase activity, Mr. Robinson said, "As always, we are evaluating appropriate opportunities to deliver greater value to our shareholders. The new repurchase program reflects our commitment to this objective, and we will continue to pursue additional avenues at the strategic and operating levels of our business. Our Board is confident in the Company's long term growth prospects and continues to believe the repurchase of shares offers a compelling investment opportunity."

As of January 1, 2000, Footstar operated 544 Footaction stores, which sell branded athletic footwear and apparel, and 2,494 Meldisco leased footwear departments.

Except for the historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties that may cause actual results to differ from those expressed in any of the forward looking statements. Such risks and uncertainties include, but are not limited to, uncertainties related to the effect of competitive products and pricing, consumer demand for footwear, unseasonable weather, consumer acceptance of our merchandise mix and retail locations, the availability of products, and the other risks detailed in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update forward looking statements to reflect events or circumstances after the date such statements were made.

                              -ATTACHMENTS FOLLOW-


                                  FOOTSTAR, INC. AND SUBSIDIARY COMPANIES
                              CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                  (in millions, except for per share data)

                                                 Fourth Quarter Ended                    Year Ended


                                        January 1,  % of   January 2,  % of      January 1,  % of   January 2,  % of
                                          2000     Sales     1999      Sales       2000     Sales     1999      Sales
Net sales                                 $ 491.7   100.0%   $ 493.0    100.0%   $ 1,880.0   100.0% $1,829.1    100.0%
Cost of sales                               336.0    68.3%     352.2     71.4%     1,294.5    68.9%  1,278.0     69.9%
                                        ---------------------------------------  -------------------------------------

       Gross profit                         155.7    31.7%     140.8     28.6%       585.5    31.1%    551.1     30.1%

Store operating, selling, general and
       administrative expenses               97.2    19.8%      95.6     19.4%       396.9    21.1%    386.3     21.1%

Depreciation and amortization                 7.6     1.5%       7.7      1.6%        34.7     1.8%     33.5      1.8%

Net restructuring and asset impairment
   (reversals) charges                       (1.8)   -0.4%      26.7      5.4%        (4.7)   -0.3%     26.7      1.5%
                                        ---------------------------------------  -------------------------------------

       Operating profit                      52.7    10.7%      10.8      2.2%       158.6     8.4%    104.6      5.7%

Interest expense, net                         0.7     0.1%       0.4      0.1%         2.3     0.1%      0.6      0.0%
                                        ---------------------------------------  -------------------------------------

Income before income taxes and minority
  interests                                  52.0    10.6%      10.4      2.1%       156.3     8.3%    104.0      5.7%

Provision for income taxes                   15.6     3.2%       2.5      0.5%        48.3     2.6%     32.4      1.8%
                                        ---------------------------------------  -------------------------------------

       Income before minority interests      36.4     7.4%       7.9      1.6%       108.0     5.7%     71.6      3.9%


Minority interests in net income             18.0     3.7%      15.5      3.1%        44.6     2.4%     38.1      2.1%
                                        ---------------------------------------  -------------------------------------

Income from continuing operations            18.4     3.7%      (7.6)    -1.5%        63.4     3.4%     33.5      1.8%

Income on disposal of discontinued
   operations, net of income taxes            2.4     0.5%       0.0      0.0%         2.4     0.1%      0.0      0.0%
                                        ---------------------------------------  -------------------------------------

       Net income                          $ 20.8     4.2%    $ (7.6)    -1.5%      $ 65.8     3.5%   $ 33.5      1.8%
                                        =======================================  =====================================

Weighted average shares outstanding:
          Basic                              20.6               24.5                  21.6              25.2
                                        ==========         ==========            ==========         =========
          Diluted                            20.9               24.5                  21.9              25.4
                                        ==========         ==========            ==========         =========

Earnings per share:
     Basic:
          Income from continuing           $ 0.89            $ (0.31)               $ 2.94            $ 1.33
           operations                   ==========         ==========            ==========         =========
          Net income                       $ 1.01            $ (0.31)               $ 3.05            $ 1.33
                                        ==========         ==========            ==========         =========


     Diluted:
          Income from continuing           $ 0.88            $ (0.31)               $ 2.89            $ 1.32
           operations                   ==========         ==========            ==========         =========
          Net income                       $ 0.99            $ (0.31)               $ 3.00            $ 1.32
                                        ==========         ==========            ==========         =========



Note:  1 - Percentages may not foot due to rounding

       2 - The Company recorded a net reversal of restructuring and asset impairment charges of $1.8 million ($1.2 million after taxes) in the fourth quarter and $4.7 million ($2.9 million after taxes) in the year. In the fourth quarter, this includes a new charge of $8.1 million which partially offset reversals totaling $9.9 million. Additional reversals of $2.9 million were recorded prior to the fourth quarter.

       3 - The Company purchased  3,441,475 shares of its stock during 1999 at an average price of $30.38 per share, for an aggregate purchase amount of $104.6 million. In 1998 the company purchased 4,382,925 shares of its stock at an average price of $30.69, for an aggregate purchase amount of $134.5 million. In 1997 the Company purchased 2,685,900 shares of its stock at an average price of $24.68 per share, for an aggregate purchase amount of $66.3 million.

       4 - The Company recorded, in December of 1999, a reversal of $3.8 million or $2.4 million after tax, of a reserve balance recorded as a result of the discontinuance of the Thom McAn chain in 1996.


                                             FOOTSTAR, INC. AND SUBSIDIARY COMPANIES
                                         CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                             BEFORE NET RESTRUCTURING AND OTHER ONE-TIME CHARGES (REVERSALS) (2),(4)
                                             (in millions, except for per share data)

                                                      Fourth Quarter Ended                              Year Ended


                                           January 1,   % of    January 2,    % of       January 1,   % of    January 2,   % of
                                              2000      Sales      1999       Sales        2000      Sales       1999      Sales
Net sales                                     $ 491.7    100.0%     $ 493.0    100.0%    $ 1,880.0     100.0%  $ 1,829.1    100.0%
Cost of sales                                   336.0     68.3%       344.5     69.9%      1,294.5      68.9%    1,270.3     69.4%
                                           -------------------------------------------   ------------------------------------------

       Gross profit                             155.7     31.7%       148.5     30.1%        585.5      31.1%      558.8     30.6%

Store operating, selling, general and
       administrative expenses                   97.2     19.8%        95.6     19.4%        396.9      21.1%      386.3     21.1%

Depreciation and amortization                     7.6      1.5%         7.7      1.6%         34.7       1.8%       33.5      1.8%

                                           -------------------------------------------   ------------------------------------------

       Operating profit                          50.9     10.4%        45.2      9.2%        153.9       8.2%      139.0      7.6%

Interest expense, net                             0.7      0.1%         0.4      0.1%          2.3       0.1%        0.6      0.0%
                                           -------------------------------------------   ------------------------------------------

       Income before restructuring reversal,
         income taxes and minority interests     50.2     10.2%        44.8      9.1%        151.6       8.1%      138.4      7.6%

Provision for income taxes                       15.0      3.1%        14.2      2.9%         46.5       2.5%       44.1      2.4%
                                           -------------------------------------------   ------------------------------------------

       Income before restructuring reversal
         and minority interests                  35.2      7.2%        30.6      6.2%        105.1       5.6%       94.3      5.2%

Minority interests in net income                 18.0      3.7%        15.5      3.1%         44.6       2.4%       38.1      2.1%
                                           -------------------------------------------   ------------------------------------------

       Net income before restructuring
         reversal                              $ 17.2      3.5%      $ 15.1      3.1%       $ 60.5       3.2%     $ 56.2      3.1%
                                           ===========================================   ==========================================

Weighted average shares outstanding:
          Basic                                  20.6                  24.5                   21.6                  25.2
                                           ===========          ============             ==========           ===========
          Diluted                                20.9                  24.5                   21.9                  25.4
                                           ===========          ============             ==========           ===========

Earnings per share before restructuring
  reversal:
     Basic:
          Net Income                           $ 0.83                $ 0.62                 $ 2.80                $ 2.23
                                           ===========          ============             ==========           ===========

     Diluted:
          Net Income                           $ 0.82                $ 0.62                 $ 2.76                $ 2.21
                                           ===========          ============             ==========           ===========


Note:    1-Percentages may not foot due to rounding

         2-The Company recorded a net reversal of restructuring and asset impairment charges of $1.8 million ($1.2 million after taxes) in the fourth quarter and $4.7 million ($2.9 million after taxes) in the year. In the fourth quarter, this includes a new charge of $8.1 million which partially offset reversals totaling $9.9 million. Additional reversals of $2.9 million were recorded prior to the fourth quarter.

         3-The Company purchased  3,441,475 shares of its stock during 1999 at an average price of $30.38 per share, for an aggregate purchase amount of $104.6 million. In 1998 the company purchased 4,382,925 shares of its stock at an average price of $30.69, for an aggregate purchase amount of $134.5 million. In 1997 the Company purchased 2,685,900 shares of its stock at an average price of $24.68 per share, for an aggregate purchase amount of $66.3 million.

         4-The Company recorded, in December of 1999, a reversal of $3.8 million or $2.4 million after tax, of a reserve balance recorded as a result of the discontinuance of the Thom McAn chain in 1996.


                     FOOTSTAR, INC. AND SUBSIDIARY COMPANIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (in millions)



                                                               January 1,             January 2,
                                                                 2000                   1999
ASSETS
Current assets:
   Cash and cash equivalents                                    $ 31.8                 $ 49.1
   Accounts receivable, net                                       42.8                   52.0
   Inventories                                                   271.3                  280.2
   Prepaid expenses and other current assets                      34.9                   49.4
                                                               -------                -------
      Total current assets                                       380.8                  430.7

Property and equipment, net                                      198.7                  217.3
Other non-current assets                                          32.7                   37.4
                                                               -------                -------
     Total assets                                              $ 612.2                $ 685.4
                                                               =======                =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                            $ 100.5                $ 112.3
   Accrued expenses                                              117.8                  143.8
   Income taxes payable                                           11.2                   12.7
                                                               -------                -------
       Total current liabilities                                 229.5                  268.8

Other long-term liabilities                                       40.5                   45.5
Minority interests in subsidiaries                                74.3                   67.8
Shareholders' equity                                             267.9                  303.3
                                                               -------                -------
     Total liabilities and shareholders' equity                $ 612.2                $ 685.4
                                                               =======                =======

                                                     FOOTSTAR, INC.
                                                  Segment Information
                                                     (in millions)



                                               1st Quarter      2nd Quarter      3rd Quarter   4th Quarter      YTD
                                              --------------------------------  -----------------------------------------
Meldisco
        Sales
          1999                                        $273.6           $329.2        $292.2        $341.7       $1,236.7
          1998                                        $236.3           $316.6        $288.3        $333.6       $1,174.8

     Operating profit
          1999                                          $8.6            $44.8         $24.6         $55.4         $133.4
          1998                                          $1.8            $40.7         $23.3         $39.9         $105.7
          1998 excluding restructuring and
           other one-time charges (reversals)           $1.8            $40.7         $23.3         $42.7         $108.5

Footaction
        Sales
          1999                                        $165.5           $149.8        $178.0        $150.0         $643.3
          1998                                        $164.6           $146.0        $184.3        $159.4         $654.3

     Operating profit (loss)
          1999                                         $10.5             $6.1         $16.0         ($0.3)         $32.3
          1999 excluding restructuring and
           other one-time charges (reversals)           $9.0             $6.1         $16.0         ($2.1)         $29.0
          1998                                          $8.9             $8.0         $17.5        ($26.6)          $7.8
          1998 excluding restructuring and
           other one-time charges (reversals)           $8.9             $8.0         $17.5          $5.0          $39.4

General Corporate Expenses
     Operating (loss)
          1999                                         ($1.0)           ($1.9)        ($1.8)        ($2.4)         ($7.1)
          1999 excluding restructuring and
           other one-time charges (reversals)          ($2.4)           ($1.9)        ($1.8)        ($2.4)         ($8.5)
          1998                                         ($2.5)           ($1.9)        ($2.0)        ($2.5)         ($8.9)

Footstar
        Sales
          1999                                        $439.1           $479.0        $470.2        $491.7       $1,880.0
          1998                                        $400.9           $462.6        $472.6        $493.0       $1,829.1

     Operating profit
          1999                                         $18.1            $49.0         $38.8         $52.7         $158.6
          1999 excluding restructuring and
           other one-time charges (reversals)          $15.2            $49.0         $38.8         $50.9         $153.9
          1998                                          $8.2            $46.8         $38.8         $10.8         $104.6
          1998 excluding restructuring and
           other one-time charges (reversals)           $8.2            $46.8         $38.8         $45.2         $139.0
